INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
                                   (Unaudited)


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                                                 For the Years Ended December 31,              Three Months Ended
                                                                                                    March 31,
            TITLE                     1993       1994        1995        1996        1997       1997       1998
----------------------------------  ---------  ---------   ---------   ---------   ---------  ---------  ---------
A) Earnings before income
      taxes, minority
      interest, extraordinary
      item and
      accounting changes            $   538.0  $   715.0   $ 2,028.0   $   802.0   $    16.0  $   108.0  $   141.0

B) Less:  Minority interest
      expense, net of taxes             (36.0)     (47.0)     (156.0)     (169.0)     (129.0)     (34.0)     (20.0)

C) Add: Fixed charges
      excluding capitalized
      interest                          365.3      412.3       605.9       672.4       686.6      170.4      171.3

D) Add:  Amortization of
      previously capitalized
      interest                           12.2       12.8        13.0        17.8        20.0        4.8        5.4

E) Less: Equity in
      undistributed earnings
      of affiliates                     (25.9)     (49.1)      (94.5)        6.2       (40.4)      (5.8)       2.7
                                    ---------  ---------   ---------   ---------   ---------  ---------  ---------

F) Earnings before income
      taxes, minority interest,
      extraordinary  item,
      accounting changes and
      fixed charges                 $   853.6  $ 1,044.0   $ 2,396.4   $ 1,329.4   $   553.2  $   243.4  $   300.4
                                    =========  =========   =========   =========   =========  =========  =========

Fixed Charges

G) Interest and
      amortization of debt expense  $   334.5  $   371.0   $   542.3   $   582.8   $   593.0  $   149.6  $   150.5

H) Interest factor
      attributable to rentals            30.8       41.3        53.0        66.0        70.0       14.9       14.9

I) Preferred dividends of
      subsidiary                                                10.6        23.6        23.6        5.9        5.9

J) Capitalized interest                  12.2       18.0        58.0        66.7        61.9       13.8       11.7
                                    ---------  ---------   ---------   ---------   ---------  ---------  ---------

K) Total fixed charges              $   377.5  $   430.3   $   663.9   $   739.1   $   748.5  $   184.2  $   183.0
                                    =========  =========   =========   =========   =========  =========  =========

L) Ratio of earnings to
      fixed charges                      2.26       2.43        3.61        1.80                   1.32       1.64
                                    =========  =========   =========   =========              =========  =========

M) Deficiency in earnings
      necessary to cover fixed
      charges                                                                      $   195.3
                                                                                   =========

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